EXHIBIT 2.1

                               EXCHANGE AGREEMENT
                                  BY AND AMONG
                      NATIONAL HEALTHCARE TECHNOLOGY, INC.
                        SPECIAL STONE SURFACES Es3, INC.
                                       AND
                          CERTAIN STOCKHOLDERS OF EACH
                               Dated June 30, 2005

TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I EXCHANGE OF SECURITIES.........................................     1

Section 1.1   The Exchange...............................................     1
Section 1.2   Exchange Ratio.............................................     2

ARTICLE II THE CLOSING...................................................     2

Section 2.1   Closing Date...............................................     2
Section 2.2   Transactions at Closing....................................     3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF NHT AND CROWN PARTNERS.....     5

Section 3.1   Organization and Qualification.............................     5
Section 3.2   Authorization..............................................     6
Section 3.3   Validity and Effect of Agreement...........................     6
Section 3.4   No Conflict................................................     6
Section 3.5   Required Filings and Consents..............................     6
Section 3.6   Capitalization.............................................     6
Section 3.7   Status of Common Stock.....................................     7
Section 3.8   SEC Reports and Financial Statements.......................     7
Section 3.9   Financial Statements.......................................     7
Section 3.10  No Undisclosed Assets or Liabilities.......................     7
Section 3.11  No Contract Rights or Commitments..........................     8
Section 3.12  No Intellectual Property Rights or Infringement............     8
Section 3.13  Litigation.................................................     8
Section 3.14  Taxes......................................................     8
Section 3.15  Registration...............................................     8
Section 3.16  Trading....................................................     8
Section 3.17  Books and Records..........................................     8
Section 3.18  Insurance..................................................     8
Section 3.19  Compliance.................................................     9
Section 3.20  Absence of Certain Changes.................................     9
Section 3.21  Material Transactions or Affiliations......................     9
Section 3.22  Employees..................................................    10
Section 3.23  Previous Sales of Securities...............................    10
Section 3.24  Principals of NHT..........................................    10
Section 3.25  Tax-Free Exchange..........................................    10
Section 3.26  Brokers and Finders........................................    10
Section 3.27  Disclosure.................................................    10


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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Es3..........................   11

Section 4.1   Organization and Qualification..............................   11
Section 4.2   Authorization; Validity and Effect of Agreement.............   11
Section 4.3   No Conflict.................................................   11
Section 4.4   Required Filings and Consents...............................   12
Section 4.5   Capitalization..............................................   12
Section 4.6   Financial Statements........................................   12
Section 4.7   No Undisclosed Liabilities..................................   12
Section 4.8   Properties and Assets.......................................   12
Section 4.9   Litigation..................................................   12
Section 4.10  Taxes.......................................................   12
Section 4.11  Compliance..................................................   13
Section 4.12  Absence of Certain Changes..................................   13
Section 4.13  Previous Sales of Securities................................   13
Section 4.14  Principals of Es3...........................................   13
Section 4.15  Brokers and Finders.........................................   14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH SELLER...................   14

Section 5.1   Authority and Validity......................................   14
Section 5.2   Validity....................................................   14
Section 5.3   No Breach or Violation......................................   14
Section 5.4   Consents and Approvals......................................   14
Section 5.5   Title.......................................................   15
Section 5.6   Investor Status.............................................   15
Section 5.7   No Government Review........................................   15
Section 5.8   Investment Intent...........................................   15
Section 5.9   Restrictions on Transfer....................................   15
Section 5.10  Informed Investment.........................................   15
Section 5.11  Access to Information.......................................   16
Section 5.12  Reliance on Representations.................................   16
Section 5.13  No General Solicitation.....................................   16
Section 5.14  Placement and Finder's Fees.................................   16

ARTICLE VI CERTAIN COVENANTS..............................................   16

Section 6.1   Conduct of Business by NHT..................................   16
Section 6.2   Access to Information.......................................   17
Section 6.3   Confidentiality; No Solicitation............................   17
Section 6.4   Further Assurances..........................................   17
Section 6.5   Public Announcements........................................   18
Section 6.6   Notification of Certain Matters.............................   18
Section 6.7   Financial Statements........................................   18
Section 6.8   Payment to Crown Partners...................................   18


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Section 6.9   Prohibition on Trading in NHT Securities....................   18
Section 6.10  Registration Statement......................................   19
Section 6.11  Tax-Free Exchange Status....................................   19
Section 6.12  Disposition of Assets and Liabilities.......................   19
Section 6.13  NHT's Shareholders' Undertakings............................   19
Section 6.14  Waiver of Claims............................................   19

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE EXCHANGE....................   20

Section 7.1   Conditions to Obligations of Es3............................   20
Section 7.2   Conditions to Obligations of NHT............................   21

ARTICLE VIII INDEMNIFICATION..............................................   22

Section 8.1   Indemnification by NHT and Crown Partners...................   22
Section 8.2   Indemnification by Es3......................................   22
Section 8.3   Indemnification Procedures for Third-Party Claim............   23
Section 8.4   Indemnification Procedures for Non-Third Party Claims.......   24
Section 8.5   Limitations on Indemnification..............................   24
Section 8.6   Security Interest...........................................   24

ARTICLE IX TERMINATION....................................................   24

Section 9.1   Termination.................................................   24
Section 9.2   Procedure and Effect of Termination.........................   25

ARTICLE X MISCELLANEOUS...................................................   25

Section 10.1  Entire Agreement............................................   25
Section 10.2  Amendment and Modifications.................................   26
Section 10.3  Extensions and Waivers......................................   26
Section 10.4  Successors and Assigns......................................   26
Section 10.5  Survival of Representations, Warranties and Covenants.......   26
Section 10.6  Headings; Definitions.......................................   26
Section 10.7  Severability................................................   26
Section 10.8  Specific Performance........................................   26
Section 10.9  Notices.....................................................   27
Section 10.10 Governing Law...............................................   28
Section 10.11 Consent to Jurisdiction.....................................   28
Section 10.12 Counterparts................................................   28
Section 10.13 Certain Definitions.........................................   28


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EXHIBITS AND SCHEDULES

Exhibit A    Form of Legal Opinion of NHT Counsel
Exhibit B    Form of NHT Officer and Director Release
Exhibit C    Form of Investor Rights Agreement
Exhibit D    Form of Legal Opinion of Es3 Counsel
Exhibit E    Form of Notice of Exchange

Schedule I   Schedule of Es3 Shares to be exchanged for Common Stock
Schedule II  Schedule of Es3 Options to be exchanged for NHT Options
Schedule III Investor Questionnaire


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EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the "Agreement"), is made and entered into as of June 30, 2005, by and among National Healthcare Technology, Inc., a Colorado corporation ("NHT"), Crown Partners, Inc., a Nevada corporation ("Crown Partners"), and Special Stone Surfaces Es3, Inc., a Nevada corporation ("Es3"), and the stockholders of Es3 set forth on the signature pages to this Agreement (collectively, the "Sellers" and individually, a "Seller"), with respect to the following facts:

                                    RECITALS

A. Sellers own at least 80% of the issued and outstanding shares of Common Stock of Es3, par value $.01 per share (the "Es3 Shares"), and 100% of the issued and outstanding options, warrants or other rights to acquire or purchase Es3 Shares ("Es3 Options"), in the denominations as set forth opposite their respective names on Schedule I and Schedule II to this Agreement, respectively;

B. NHT desires to acquire from Sellers, and Sellers desire to sell and transfer to NHT, all of the Es3 Shares owned by Sellers on the Closing Date in exchange for the issuance and delivery by NHT of one share of Common Stock, par value $0.001 per share, of NHT ("Common Stock"), for each one Es3 Share (the "Exchange Ratio"), on the terms and conditions set forth below (the "Exchange");

C. Crown Partners beneficially owns approximately 29.0% of the outstanding shares of Common Stock, and will benefit from the transactions contemplated herein; and

D. It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of the of the Internal Revenue Code of 1986, as amended (the "Code") and a reorganization described in Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                             EXCHANGE OF SECURITIES

Section 1.1 The Exchange(a). On the terms and subject to the conditions of this Agreement, on the Closing Date, NHT shall issue and deliver to each of the Sellers such number of shares of Common Stock as is set forth opposite such Seller's name on Schedule I hereto, subject to adjustment as set forth in
Section 1.2, and each such Seller shall sell, transfer and deliver to NHT, the number of issued and outstanding Es3 Shares set forth opposite such Seller's name on Schedule I hereto along with a duly executed share assignment endorsed in favor of NHT. NHT shall issue and deliver to each Seller owning Es3 Options, exercisable for the number of shares of Common Stock and at such per share exercise price as is set forth opposite such Seller's name on Schedule II hereto in form and substance acceptable to Es3. Any restriction on the exercise of any such Es3 Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Es3 Option shall otherwise remain unchanged.


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Section 1.2 Exchange Ratio.

(a) NHT currently has outstanding 78,571 shares of Common Stock. In connection with the Closing, it is intended that, the former shareholders of Es3 would receive 18,108,750 shares of Common Stock (assuming 100% of the Es3 shareholders become Sellers), that Crown Partners will receive 905,438 shares of Common Stock (the "Crown Shares"), and that two consultants to NHT will receive 400,000 shares of Common Stock (the "Consultant Shares"). Holders of Es3 Options would receive warrants to purchase 1,900,000 shares of Common Stock.

(b) If between the date of this Agreement and the Closing Date, there shall be any other change in the number of shares of outstanding capital stock of either NHT or Es3, the Exchange Ratio shall be adjusted such that immediately following the Closing, the aggregate number of shares of Common Stock issued to each represents the percentage ownership set forth above.

(c) If between the date of this Agreement and the Closing Date, the holders of issued and outstanding Es3 Shares constituting less than one hundred percent (100%) but more than eighty percent (80%) have agreed to the Exchange contemplated hereunder, then Es3 shall proceed to the Closing of the Exchange, subject to satisfaction of the conditions set forth in Section 7.1. For a period of three months following the Closing Date, NHT may, but shall not be required to accept for Exchange any Es3 Shares then held by any shareholder who has not yet accepted the Exchange (a "Delayed Shareholder"), subject to such shareholder's execution of this Agreement as a Seller for all intents and purpose, including but not limited to assuming all representations, warranties and undertakings of the Sellers hereunder and performance of all of the conditions for Closing to be performed by each Seller hereunder. Until such time as a Delayed Shareholder executes this Agreement and submits his Es3 Shares in exchange for shares of Common Stock (thereby becoming a Seller), and such exchange is accepted by NHT, such Delayed Shareholder shall remain a shareholder of Es3 and shall not be considered a shareholder of NHT and shall not be entitled to any of the rights thereof, including without limitation the right to vote or receive any distributions with respect thereto.

                                   ARTICLE II

                                   THE CLOSING

Section 2.1 Closing Date. The closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Duane Morris LLP, 101 West Broadway, Suite 900, San Diego, CA 92101 at 10:00 a.m. on June 30, 2005, or at such other location, date and time as NHT and Es3 may agree. The time and date upon which the Closing actually occurs being referred to herein as the "Closing Date").


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Section 2.2 Transactions at Closing. At the Closing, the following transactions shall take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) NHT shall deliver the following documents:

(i) Validly executed stock certificates corresponding to the Common Stock issued in the name of the Sellers in the amounts set forth in Schedule I;

(ii) Validly executed stock certificates corresponding to the Common Stock representing the Crown Shares;

(iii) Validly executed stock certificates corresponding to the Common Stock representing the Consultant Shares;

(iv) Validly executed option or warrant agreements issued in the name of the Sellers and in the amounts and terms set forth in Schedule II;

(v) Instructions directing its transfer agent to register the allotment of the Common Stock to the Sellers, to Crown Partners and to the Consultants, and to reserve for issuance the shares of Common Stock underlying the Es3 Options, in the stockholders ledger of NHT;

(vi) True copies of all consents and waivers obtained by NHT, in accordance with the provisions of Section 7.1 below;

(vii) Certificate of good standing from the Secretary of State of the State of Colorado, dated at or about the Closing Date, to the effect that NHT is in good standing under the laws of said state;

(viii) Certified copy of the Certificate of Incorporation of NHT, as certified by the Secretary of State of the State of Colorado at or about the Closing Date;

(ix) Secretary's certificate duly executed by NHT's secretary attaching and attesting to the accuracy of: (A) the bylaws of NHT, (B) the resolutions of NHT's board of directors hereto issuing and allotting the Common Stock to the Sellers subject to the provisions hereof, approving the transactions contemplated hereby, including the Exchange, appointing the designees of Es3 as directors of NHT, and (C) an incumbency certificate signed by all of the executive officers of NHT dated at or about the Closing Date;

(x) An officer's certificate duly executed by NHT's chief executive officer to the effect that the conditions set forth in Section 7.1(a) below have been satisfied, dated as of the date of the Closing;

(xi) A signed opinion of counsel to NHT, dated as of the Closing Date substantially in the form attached hereto as Exhibit A hereto;


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(xii) Resignation and release letters in the form attached hereto as Exhibit B hereto from each of the current officers and directors of NHT;

(xiii) A signed Investor Rights Agreement, granting anti-dilution protection and piggyback registration rights to the Crown Shares, substantially in the form attached hereto as Exhibit C;

(xiv) All corporate books and records of NHT; and

(xv) Such other documents and instruments as Es3 may reasonably request.

(b) Es3 shall deliver or cause to be delivered the following documents and/or shall take the following actions:

(i) A wire transfer of $200,000 in immediately available funds, which shall be delivered to Crown Partners on behalf of NHT, as payment in full of all intercompany accounts between NHT and Crown Partners. An additional amount equal to $300,000 shall be paid to Crown Partners within 90 days of the date of Closing;

(ii) Es3 shall deliver to NHT share certificates in the name of NHT in respect of all Es3 Shares and shall register Es3 Shares in the name of NHT in the shareholders register of Es3;

(iii) Certificate of good standing from the Secretary of State of the State of Nevada, dated at or about the Closing Date, to the effect that Es3 is in good standing under the laws of said state;

(iv) Certified copy of the Certificate of Incorporation of Es3, as amended to date certified by the Secretary of State of the State of Nevada at or about the Closing Date;

(v) Secretary's certificate duly executed by Es3's secretary attaching and attesting to the accuracy of: (A) the bylaws of Es3, (B) the resolutions of Es3's board of directors, approving the transactions contemplated hereby, including the Exchange, and (C) an incumbency certificate signed by all of the executive officers of Es3 dated at or about the Closing Date;

(vi) An officer's certificate duly executed by Es3's chief executive officer of Es3 to the effect that the conditions set forth in Section 7.2(a) below have been satisfied, dated as of the date of the Closing;

(vii) True copies of all consents and waivers obtained by Es3, in accordance with the provisions of Section 7.1 below; and

(viii) A signed opinion of counsel to NHT, dated as of the Closing Date substantially in the form attached hereto as Exhibit D hereto.


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(c) The Sellers shall deliver the following documents:

(i) to NHT, duly executed share assignments in the form attached hereto as Exhibit E effecting the immediate and unconditional sale, assignment and irrevocable transfer of Es3 Securities to NHT, free and clear of any liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law;

(ii) to Es3, as agent for NHT, all share certificates in respect of Es3 Shares; and

(iii) to Es3, as agent for NHT, all warrant agreements issued in respect of the Es3 Options.

(d) Until such time as Es3 pays the additional $300,000 to Crown Partners, the certificates representing shares to be issued to the Sellers shall be held is escrow by Claudia Zaman, Esq. as agent. Upon confirmation that the $300,000 has been paid, Claudia Zaman, Esq. is authorized to release the share certificates to the Sellers. If the remaining $300,000 is not paid to Crown Partners within the 90 days from the Closing, then absent joint written instructions from the NHT and Es3 this transaction as it relates to the exchange with Es3 shall be rescinded and the $200,000 previously paid will be converted to shares of the Common Stock of NHT at $10 per share or a total of 20,000 shares of NHT Common Stock in restricted form will be issued to Es3. Upon confirmation from Es3 that it has received the certificate for the 20,000 shares, Claudia Zaman, Esq. will return the certificates representing the shares that were to be issued to the Sellers to NHT. The conversion of the $200,000 into Common Stock as stated above shall be Es3's sole damages, and NHT and Crown Partners' exclusive remedy, for any breach of this covenant. Except as set forth above, Claudia Zaman, Esq. will act only upon the joint written instruction of the parties.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF NHT AND CROWN PARTNERS

NHT and Crown Partners, jointly and severally, hereby make the following representations and warranties to Es3 and each Seller:

Section 3.1 Organization and Qualification. NHT and/or Crown Partners is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. NHT is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. NHT has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.


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Section 3.2 Authorization. NHT and/or Crown Partners has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 3.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by NHT and/or Crown Partners and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of NHT and Crown Partners, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 3.4 No Conflict. Neither the execution and delivery of this Agreement by NHT and/or Crown Partners nor the performance by such parties of their respective obligations hereunder, nor the consummation of the Exchange, will:
(i) conflict with NHT's or Crown Partners' respective Certificate of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to NHT and/or Crown Partners or any of the properties or assets of NHT; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of NHT and/or affect any of the obligations of Crown Partners hereunder, or result in the creation or imposition of any Lien upon any properties, assets or business of NHT under, any Contract or any order, judgment or decree to which NHT is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

Section 3.5 Required Filings and Consents. The execution and delivery of this Agreement by NHT and/or Crown Partners does not, and the performance of this Agreement by NHT and Crown Partners will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to NHT and/or Crown Partners except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws ("Blue Sky Laws"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NHT, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.6 Capitalization. The authorized capital stock of NHT consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 78,571 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are outstanding. Except for the transactions contemplated by this Agreement, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from NHT and/or Crown Partners any shares of capital stock of NHT and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of NHT or under which NHT is, or may become, obligated to issue any of its securities. All shares of capital stock of NHT outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. As of the Closing Date (as defined herein), there will be no more than 78,571 shares of Common Stock issued or outstanding prior to the Exchange.


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Section 3.7 Status of Common Stock. The Common Stock, when issued and allotted at the Closing in exchange for Es3 Shares, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in NHT's charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in NHT's stockholders ledger.

Section 3.8 SEC Reports and Financial Statements. NHT has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under any applicable law, and has heretofore made available (or promptly following filing will make available) to Es3 true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act, the "NHT SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the NHT SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

Section 3.9 Financial Statements. Each of the financial statements (the "NHT Financial Statements") included in the NHT SEC Documents including but not limited to the audited financial statements for the years ended September 30, 2004 and 2003 and the unaudited financial statements for the six (6) month period ended March 31, 2005 have been (or will be) filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of NHT, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of NHT as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

Section 3.10 No Undisclosed Assets or Liabilities. Except as disclosed in the NHT Financial Statements, NHT does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, "Liabilities"), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties). As of the Closing Date, NHT shall have no properties or assets of any kind, whether real personal or intangible and whether owned or leased (other than cash, cash equivalents or marketable securities) and no Liabilities.


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Section 3.11 No Contract Rights or Commitments(a). On the Closing Date, there will not be any Contract to which NHT is a party or by which any of its assets or properties are bound.

Section 3.12 No Intellectual Property Rights or Infringement(a). NHT does not own, has not obtained the right to use, and has not violated nor otherwise trespassed upon any patents, trademarks, service marks, trade names, copyrights, and applications, licenses and rights with respect to the foregoing, and/or any trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and/or technical data and/or information.

Section 3.13 Litigation. There is no Action pending or threatened against NHT that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against NHT, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 3.14 Taxes. NHT has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and NHT has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to NHT's Knowledge, against NHT or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or
(ii) are being contested in good faith. There are no material Liens for Taxes upon NHT's assets.

Section 3.15 Registration. No order revoking the registration of NHT or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of NHT, after reasonable inquiry, threatened.

Section 3.16 Trading. No order suspending the sale or ceasing the trading or quotation of the Common Stock in the over the counter market has been issued by any court, securities commission or regulatory authority in the United States, and no proceedings for such purpose are pending or, to the knowledge of NHT, after reasonable inquiry, threatened.

Section 3.17 Books and Records. The books and records, financial and others, of NHT are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.18 Insurance. NHT has no insurable properties and NHT does not maintain any insurance covering its assets, business, equipment, properties, operations, employees, officers, or directors. To NHT's knowledge since NHT's inception there has not been any damage, destruction or loss, which could have been deemed as an "Insurance Event".


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Section 3.19 Compliance. NHT is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. NHT has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. NHT does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

Section 3.20 Absence of Certain Changes. Since March 31, 2005, except as described in the NHT SEC Documents or as expressly permitted or required by this Agreement or with the consent of Es3, NHT has not:

(a) sold or otherwise issued any shares of capital stock;

(b) acquired any assets or incurred any Liabilities;

(c) amended its certificate of incorporation or bylaws;

(d) waived any rights of value which in the aggregate are extraordinary or material considering the business of NHT;

(e) made any material change in its method of management, operation or accounting;

(f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(g) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date;

(h) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;

(i) become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of NHT or become subject to any change or development in, or effect on, NHT that has or could reasonably be expected to have a Material Adverse Effect; or

(j) entered into any agreement to take any action described in clauses (a) through (i) above

Section 3.21 Material Transactions or Affiliations. There is no contract, agreement or arrangement between NHT and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by NHT to own beneficially, five percent or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof. NHT has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 3.23 Previous Sales of Securities. Since inception, NHT has sold Common Stock to investors only in reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. Except as provided in this Agreement, NHT has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 3.24 Principals of NHT. During the past five years, no officer or director of NHT has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 3.25 Tax-Free Exchange. NHT has not taken any action, nor does NHT know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a "reorganization" within the meaning of Section 351 or 368 of the Code.

Section 3.26 Brokers and Finders. Neither NHT, any of Crown Partners nor any of their respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Exchange for which NHT has or could have any liability.

Section 3.27 Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of NHT and/or its subsidiaries that has not been disclosed in writing to Es3 and/or Sellers by NHT and Crown Partners. No representation or warranty of NHT and Crown Partners in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF ES3

Es3 hereby makes the following representations and warranties to NHT and Crown
Partners:

Section 4.1 Organization and Qualification. Es3 is duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Es3 is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect. Es3 has no subsidiaries.

Section 4.2 Authorization; Validity and Effect of Agreement. Es3 has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange. This Agreement has been duly and validly executed and delivered by Es3 and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Es3, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 4.3 No Conflict. Neither the execution and delivery of this Agreement by Es3 nor the performance by Es3 of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with Es3's Certificate of Incorporation; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Es3 or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Es3, or result in the creation or imposition of any Lien upon any properties, assets or business of Es3 under, any Material Contract or any order, judgment or decree to which NHT is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or
(iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

Section 4.4 Required Filings and Consents(a). The execution and delivery of this Agreement by Es3 do not, and the performance of this Agreement by Es3 will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to Es3, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Es3, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.5 Capitalization. The authorized capital stock of Es3 consists of 20,000,000 shares of Common Stock par value $0.01, of which 18,108,750 shares are issued and outstanding. All Es3 Shares outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

Section 4.6 Financial Statements. Es3 has previously furnished to NHT true and complete copies of its unaudited balance sheet of Es3 for the period ended May 31, 2005 and the related statements of operations, shareholders equity and cash flows for the period from inception through May 31, 2005 (all of such financial statements of Es3 collectively, the "Es3 Financial Statements"). The Es3 Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of Es3 at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Es3 Financial Statements have been prepared from and in accordance with the books and records of Es3 and its subsidiaries, as applicable.

Section 4.7 No Undisclosed Liabilities. Except as disclosed in the Es3 Financial Statements, Es3 has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Es3, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

Section 4.8 Properties and Assets. Es3 has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests reflected in the most recent Es3 Financial Statements, except for those sold or otherwise disposed of since the date of such Es3 Financial Statements in the ordinary course of business consistent with past practice.

Section 4.9 Litigation. There is no Action pending or threatened against Es3 that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Es3, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 4.10 Taxes. Es3 has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and Es3 has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to Es3's Knowledge, against Es3 or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or
(ii) are being contested in good faith. There are no material Liens for Taxes upon Es3's assets.

Section 4.11 Compliance. To Es3's Knowledge, Es3 is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Es3 has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. To Es3's Knowledge, Es3 holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12 Absence of Certain Changes. Since the date of the most recent Es3 Financial Statements, (i) there has been no change or development in, or effect on, Es3 that has or could reasonably be expected to have a Material Adverse Effect, (ii) Es3 has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business, (iii) Es3 has not paid any dividends or distributed any of its assets to any of its shareholders, (iv) Es3 has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business, (v) Es3 has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and (vi) Es3 has not entered into any agreement to take any action described in clauses (i) through (v) above.

Section 4.13 Previous Sales of Securities. Since inception, Es3 has sold Common Stock to investors only in reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. Except as provided in this Agreement and in the Consulting Agreement, dated as of February 15, 2005 between Es3 and W.B. International, Inc., Es3 has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 4.14 Principals of Es3. During the past five years, no officer or director of Es3 has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 4.15 Brokers and Finders. Es3 has not, nor to Es3's Knowledge have any of its officers, directors, employees or managers, employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Exchange for which Es3 has or could have any liability.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby make the following representations and warranties to Es3 and NHT:

Section 5.1 Authority and Validity. Such Seller has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.2 Validity. Upon the execution and delivery of each other document to which such Seller is a party (assuming due execution and delivery by each other party thereto) each such other document will be the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 5.3 No Breach or Violation. The execution, delivery and performance by such Seller of this Agreement and each other document to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with (i) the certificate of incorporation or bylaws of such Seller, if applicable, or (ii) any agreement to which such Seller is a party, or by which such Seller or such Seller's Assets are bound or affected.

Section 5.4 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Government Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other document to which it is a party or for the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 5.5 Title. Es3 Shares to be delivered by such Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by such Seller, free and clear of any Lien and represent such Seller's entire ownership interest in Es3.

Section 5.6 Investor Status. Such Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has properly completed the form attached hereto as Schedule III.

Section 5.7 No Government Review. Such Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the Common Stock or passed upon or endorsed the merits of the Common Stock or the Exchange Agreement or any of the other documents relating to the Exchange (collectively, the "Offering Documents"), or confirmed the accuracy of, determined the adequacy of, or reviewed the Exchange Agreement or the other Offering Documents.

Section 5.8 Investment Intent. The shares of Common Stock are being acquired by Seller for Seller's own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of Es3 Shares.

Section 5.9 Restrictions on Transfer. Seller understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish NHT with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to NHT. Seller acknowledges that it is able to bear the economic risks of an investment in the Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

Section 5.10 Informed Investment. Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Es3 for legal or tax advice related to this investment. In making its decision to acquire the Common Stock, Seller has not relied upon any information other than information contained in this Agreement and in the other Offering Documents.

Section 5.11 Access to Information. Seller acknowledges that it has had access to and has reviewed all documents and records relating to NHT, including, but not limited to, NHT SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in NHT; that it has had the opportunity to ask representatives of NHT certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of NHT and has had any and all such questions and requests answered to its satisfaction; and that based on the foregoing it understands the risks and other considerations relating to an investment in NHT.

Section 5.12 Reliance on Representations. Seller understands that the shares of Common Stock are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that NHT and Es3 is relying in part upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Common Stock. Seller represents and warrants to NHT and Es3 that any information Seller has heretofore furnished or furnishes herewith to NHT and Es3 is complete and accurate, and further represents and warrants that it will notify and supply corrective information to NHT and Es3 immediately upon the occurrence of any change therein occurring prior to Es3's issuance of the Common Stock. Within five (5) days after receipt of a request from Es3, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which Es3 is subject.

Section 5.13 No General Solicitation. Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

Section 5.14 Placement and Finder's Fees. No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Seller or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated hereby, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreements, arrangements or understanding made by or on behalf of Seller.

                                   ARTICLE VI

                                CERTAIN COVENANTS

Section 6.1 Conduct of Business by NHT. Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of Es3, during the period commencing with the date of this Agreement and continuing until the Closing Date, NHT shall remain inactive and not conduct (directly and/or indirectly, including through subsidiaries, other than subsidiaries that will be disposed of prior to Closing, and subject to the provisions hereof) any trade or business, preserve intact its business organizations and maintain the registration of NHT and the Common Stock under the Exchange Act.

Section 6.2 Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of
Article IX, and in each case subject to Section 6.3 below, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

Section 6.3 Confidentiality; No Solicitation(a). Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Exchange (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that
(i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

Section 6.4 Further Assurances. Each of the parties hereto agrees to use its best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Exchange, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the Exchange, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 6.5 Public Announcements. NHT, Crown Partners, the Sellers and Es3 shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to NHT, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

Section 6.6 Notification of Certain Matters. Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.7 Financial Statements. Within sixty-five (65) days after the Closing, Es3 shall deliver to NHT the Es3 Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act. Es3 shall use its best efforts to have its accountant consent to NHT's use of and reliance on the Es3 Financial Statements as may be required in connection with any filings made by NHT under the United States federal securities laws. In the event that Es3 does not provide the required Financial Statements so that NHT may timely comply with its SEC Reporting Obligations, then NHT may rescind this transaction as set forth in Section 2.2(b) above. The conversion of the $200,000 into common stock shall be Es3's sole damages, and NHT and Crown Partners' exclusive remedy, for any breach of this covenant.

Section 6.8 Payment to Crown Partners. Within 90 days of the Closing, Es3 shall pay $300,000 to Crown Partners as set forth in Section 2.2 above.

Section 6.9 Prohibition on Trading in NHT Securities. All parties acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to NHT from purchasing or selling securities of NHT, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of NHT. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, the parties to this Agreement shall not purchase or sell any securities of NHT.

Section 6.10 Registration Statement. Following the Closing, NHT will file a Registration Statement with the SEC on Form S-8 to register the Consultant Shares.

Section 6.11 Tax-Free Exchange Status. The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes: (i) the Exchange shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and (ii) that the tax consequences to the shareholders of both companies are minimized.

Section 6.12 Disposition of Assets and Liabilities. Prior to the Closing, NHT shall take all action required in order to dispose of all of NHT's Assets (other than cash, cash equivalents and marketable securities) and satisfy all of its Liabilities in accordance with any and all applicable laws and regulations. NHT and Crown Partners (severally and jointly) shall be responsible for and shall indemnify and hold Es3 and the Sellers harmless from and/or against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities (including tax liabilities), damages or penalties and reasonable attorneys' fees and related disbursements suffered by Es3, the Sellers and/or NHT resulting from or arising out of or in connection with any such Assets and/or Liabilities of NHT.

Section 6.13 NHT's Shareholders' Undertakings. In any events of actions referred to hereunder as actions to be effected by NHT, Crown Partners shall cause NHT to take such actions and shall be responsible for the performance thereof by NHT.

Section 6.14 Waiver of Claims. Each Seller for himself and his heirs, executors, administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and acquits Es3 and any of its present or former officers, directors, shareholders, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, attorneys and assigns (the "Es3 Released Parties") of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the date of the full execution of this Agreement and the attachments and schedules hereto, which he may have or claim to have against Es3 Released Parties. Each Seller expressly acknowledges that such claims released and discharged by this
Section include, but are not limited to, any and all claims against Es3 Released Parties for remuneration, compensation or benefits (including but not limited to fees, salary, expense reimbursements, commissions, stock, options or warrants for stock, success fees, insurance or other benefits, or any other form of remuneration, compensation or benefits of any kind) and any and all other claims of any kind and nature arising prior to execution of this Agreement and the attachments and schedules hereto, which relate in any way to Es3. This release shall extend to all claims, known and unknown. Each Seller is aware of, and specifically waives the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor"

                                   ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.1 Conditions to Obligations of Es3. The obligations of Es3 and Sellers to consummate the Exchange shall be subject to the fulfillment, or written waiver by Es3, at or prior to the Closing, of each of the following conditions:

(a) NHT shall have delivered to Es3 each of the documents required by Section 2.2(a) of this Agreement;

(b) The representations and warranties of NHT and Crown Partners set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(c) NHT and Crown Partners shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by such parties on or prior to the Closing Date;

(d) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

(e) NHT shall have filed with the SEC a Schedule 14(f)-1 with respect to the change of control transactions described in this Agreement, and shall have caused the Schedule 14(f)-1 to be mailed to each registered holder of its Common Stock not less than 10 days prior to the Closing;

(f) Es3 shall have completed a due diligence review of the business, operations, financial condition and prospects of NHT and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(g) There has been no Material Adverse Effect on the business, condition or prospects of NHT until the Closing Date;

(h) NHT shall have no Assets (other than cash, cash equivalents and marketable securities) or Liabilities;

(i) Crown Partners shall have paid all of the costs and expenses of NHT and Crown Partners associated with the transactions contemplated herein;

(j) Holders of at least 80% of Es3 Shares shall have become party to the Exchange; and

(k) The outstanding shares of Common Stock of NHT prior to the Closing shall not exceed 78,571 shares.

Section 7.2 Conditions to Obligations of NHT. The obligations of NHT to consummate the Exchange shall be subject to the fulfillment, or written waiver by NHT, at or prior to the Closing of each of the following conditions:

(a) Es3 shall have delivered to NHT each of the documents required by Section 2.2(b) of this Agreement;

(b) The Sellers shall have delivered to NHT the documents required by Section 2.2(c) of this Agreement;

(c) The representations and warranties of Es3 and Sellers set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(d) Es3 shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Es3 on or prior to the Closing Date;

(e) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

(f) NHT shall have filed with the SEC a Schedule 14(f)-1 with respect to the change of control transactions described in this Agreement, and shall have caused the Schedule 14(f)01 to be mailed to each registered holder of its Common Stock not less than 10 days prior to the Closing;

(g) NHT shall have completed a due diligence review of the business, operations, financial condition and prospects of Es3 and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(h) There has been no Material Adverse Effect on the business, condition or prospects of Es3 until the Closing Date;

(i) Es3 shall have paid all of the costs and expenses of Es3 associated with the transactions contemplated herein;

(j) Holders of at least 80% of Es3 Shares shall have become party to the Exchange; and

(k) The outstanding shares of Common Stock of Es3 prior to the Closing shall not exceed 18,108,750 shares.

ARTICLE VIII

                                 INDEMNIFICATION

Section 8.1 Indemnification by NHT and Crown Partners.

(a) Notwithstanding any other indemnification provision hereunder, NHT and Crown Partners (each, the "Indemnifying Party") shall, severally and jointly, indemnify and hold harmless Es3 and its officers, directors and employees and each of the Sellers (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Indemnifying Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the Indemnifying Party, (iii) any misrepresentation made by the Indemnifying Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Indemnifying Party pursuant hereto or in connection with the Exchange, (iv) any untimely filing of or inaccuracy in, any SEC Document, and
(v) the operations and liabilities of NHT and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same. The Indemnified Party's right hereunder may be exercised against Crown Partners, whether together and/or apart, before and/or after, with or without, exercising same right against NHT, all upon the Indemnified Party's sole discretion.

Section 8.2 Indemnification by Es3.

(a) Notwithstanding any other indemnification provision hereunder, Es3 and Sellers (each, the "Indemnifying Party") shall, severally and jointly, indemnify and hold harmless NHT, Crown and each of its officers, directors, attorneys, accountants and employees (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Indemnifying Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the Indemnifying Party, or (iii) any misrepresentation made by the Indemnifying Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Indemnifying Party pursuant hereto or in connection with the Exchange.

Section 8.3 Indemnification Procedures for Third-Party Claim.

(a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice ("Notice of Claim") of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.1 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand. So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

(d) Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this ARTICLE VIII in respect of a valid claim for indemnification hereunder that is not contested by Es3 in good faith in cash within thirty (30) days after the date on which Notice of Claim is given.

Section 8.4 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, Es3 and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.11.

Section 8.5 Limitations on Indemnification. No claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VIII from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

Section 8.6 Security Interest. As security for the payment of any of Crown's and NHT's obligations to ES3 hereunder, Crown shall grant ES3 a security interest in the Crown Shares and acknowledges that ES3 shall have the right to impose stop transfer restrictions with its transfer agent with respect to the Crown Shares during the pendency of any indemnification claim under this Agreement.

                                   ARTICLE IX

                                   TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of NHT and Es3;

(b) by Es3, if the Closing shall not have occurred on or before June 30, 2005 or if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by June 30, 2005 and shall not have been waived in writing by Es3; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Es3 if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by NHT, if the Closing shall not have occurred on or before June 30, 2005 or if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by June 30, 2005 and shall not have been waived in writing by NHT; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to NHT if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by NHT or Es3 if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

(e) by Es3, in the event that the procedures detailed under Section 1.2(d) shall not have been completed or fully consummated and fewer than 80% in interest of Es3 shareholders shall have become a party to the Exchange.

Section 9.2 Procedure and Effect of Termination(a). In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be abandoned without any further action by the parties hereto; provided that, if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by NHT, Crown Partners or Es3 of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 6.3, Section 6.5, Section 9.2, and ARTICLE VIII and
ARTICLE X hereof (with the exception of Section 10.5 only) shall survive the termination of this Agreement for any reason whatsoever.

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.2 Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 10.3 Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.5 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.6 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 10.8 Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.9 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a party hereto pursuant to the provisions of this Section 10.9).

If to NHT:                             with a copy to:
National Healthcare Technology, Inc.   Claudia J. Zaman, Attorney at Law
20700 Ventura Blvd., Suite 227         27430 Riverside Lane
Woodland Hills, CA 91364               Valencia, CA 91354
Attn:  Charles Smith                   Attn:  Claudia J. Zaman, Esq.
Phone: (818) 227-9494                  Phone: (661) 287-3772
Fax:   (818) 475-1819                  Fax:   (818) 475-1819
Email: dynacap@yahoo.com               Email: claudia@zaman-law.com

If to Crown Partners:
Crown Partners, Inc.
20700 Ventura Blvd., Suite 227
Woodland Hills, CA 91364
Attn:  Charles Smith
Phone: (818) 227-9494
Fax:   (818) 475-1819
Email: dynacap@yahoo.com

If to Es3:                             with a copy to:
Special Stone Surfaces Es3, Inc.       Duane Morris LLP
1660 Union Street, Suite 200           101 West Broadway, Suite 900
San Diego, CA 92101                    San Diego, CA 92101
Attn:  Ross Lyndon-James               Attn:  James A. Mercer, Esq.
Phone: (858) 759-5818                  Phone: (619) 744-2209
Fax:   (619) 232-6116                  Fax:   (619) 744-2201
Email: ross@bostonequities.com         Email: jamercer@duanemorris.com

If to a Seller:
Boston Equities

1660 Union Street, Suite 200
San Diego, CA 92101
Attn:  Ross Lyndon-James
Phone: (858) 759-5818
Fax:   (619) 232-6116
Email: ross@bostonequities.com

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles.

Section 10.11 Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court of competent jurisdiction the State of California, and the parties hereto each consents to the jurisdiction of such a court.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.13 Certain Definitions. As used herein:

(a) "Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

(b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of San Diego, California;

(c) "Confidential Information" shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by Es3, on the one hand, or NHT, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(d) "Contract" shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

(e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(f) "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

(g) "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(h) "Knowledge" shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

(i) "Lien" shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(j) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity;

(k) "Material Contract" shall mean any Contract, other than equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed, in the case of Es3, $100,000 individually or $500,000 in the aggregate;

(l) "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(m) "SEC" shall mean the Securities and Exchange Commission;

(n) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(o) "Taxes" shall mean all taxes (whether U.S. federal, state, local or Israeli or other non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                        NATIONAL HEALTHCARE TECHNOLOGY, INC.


                                        By: /s/ Charles Smith
                                            ------------------------------------
                                            Name: Charles Smith
                                            Title: CEO


                                        CROWN PARTNERS, INC.


                                        By: /s/ Charles Smith
                                            ------------------------------------
                                            Name: Charles Smith
                                            Title: CEO


                                        SPECIAL STONE SURFACES Es3, INC.


                                        By: /s/ Ross Lyndon-James
                                            ------------------------------------
                                            Name: Ross Lyndon-James
                                            Title: CEO

National Healthcare Technology/Camden Inc

                              Consulting Agreement

This agreement sets forth the terms (the "Agreement") between Camden Holdings Inc (Camden) and National Healthcare Technology Inc. ("the Company") concerning business management services (hereafter being referred to as the "Services") rendered to the Company from January 8, 2005 and continuing through June 8, 2006.

When countersigned in the space provided below, this shall serve as our agreement, as detailed below. Therefore, this Agreement contains the full and complete understanding between the parties and supersedes all prior understandings. It is further understood/agreed (when countersigned) that this Agreement may not be altered, modified or changed in any way without the express written consent of both parties and shall be construed in accordance with the laws of the State of California applicable to agreements executed and wholly performed within that State.

1. The Services

A. It is agreed that Camden shall be retained to provide business management services, and provide advice as it relates to the future of the company. This service shall include the drafting and preparation of business plans, operating budgets, cash flow projections and other business management services. It is understood that the company is venturing into a new direction into the oil and gas business and desires to retain the services of consultant in order to provide access to skills, knowledge and opportunities which exist in the energy sector.

B. It is understood that the Company has allowed Camden to enter into this agreement based upon the present character and composition of THE COMPANY's management and general good standing and reputation in the business community. In the event of the sale or transfer of a substantial portion of the assets of THE COMPANY's business or of a change in the controlling interest in THE COMPANY's business or of a merger or consolidation of THE COMPANY's property being expropriated, confiscated or nationalized by the government, or in the event of the de facto control of THE COMPANY or of any of its subdivisions or agencies being assumed by a government, or government agency or representative, the Company may, at its option, terminate this Agreement immediately upon written notice to THE COMPANY.

2. Compensation for the Services

In consideration for the services rendered by THE COMPANY shall pay to Camden as follows:

A. THE COMPANY shall pay to Camden a fee of Two Million Five Hundred Thousand shares of restricted stock of the company. This fee shall be non-refundable and considered earned when the shares are delivered. It is agreed that the fee shall be paid within 3 days after execution of this agreement. Camden may designate third parties to be paid all or a portion of the fee by notifying The company. This agreement may be assigned to principles of Camden to perform this service.

                         Advances by Camden to National

B. Camden will agree subject to the execution of a promissory note between the party's loan up to Two Hundred and Fifty Thousand Dollars ($250,000) in cash and other consideration to the company. All advances shall be paid back in full within 120 days from the execution of the promissory note. A promissory note reflecting the advances will be issued by the parties and executed by the company.

3. Method of Compensation

The method of Compensation shall be in restricted stock of the company.

4. Termination

A. This agreement shall begin upon signing of the contract. The term of this engagement will be six (6) months and may be terminated by either party upon thirty (30) days prior written notice if termination is without cause, and immediately upon written notice if termination is with cause.

B. In the event of termination, all fees and charges paid to Camden shall be considered earned and non-refundable.

5. Reports

At Camden's request, THE COMPANY agrees to supply a report at least once a month, verbally or in writing, on general activities and actions taken on behalf of the Company.

6. Materials

Camden agrees to furnish any supplies and materials which THE COMPANY may need regarding the Company, its management, products, financial and business status and plans.

7. Independent Contractor Status

Camden is acting as an independent contractor, and not as an employee or partner of the Company or The company. As such, neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other.

8. Services to Others

A. The company acknowledges that Camden is in the business of providing Consulting Services to other businesses and entities. Camden's services hereunder are not exclusive to THE COMPANY and shall have the right to perform the same or similar services for others, as well as engage in other business activities.

9. Confidential Information

THE COMPANY will use its best efforts to maintain the confidential nature of the proprietary or confidential information to Camden and The Company entrusts to it through strict control of its distribution and use. Further, THE COMPANY will use its best efforts to guard against any loss to The Company and Camden through the failure of THE COMPANY or their agents to maintain the confidential nature of such information. "Proprietary" and "confidential information," for the purpose of this Agreement shall mean any and all information supplied to THE COMPANY which is not otherwise available to the public, including information which may be considered "inside information" within the meaning of the U.S. securities laws, rules and regulations.

10. Indemnification

A. The company shall indemnify Camden and its officers and employees and hold them harmless for any acts, statements or decisions made by THE COMPANY in reliance upon information supplied to Camden in accordance with instructions from or acts, statements or decisions approved by The Company or The company. This indemnity and hold harmless obligation shall include expenses and fees including reasonable attorney's fees incurred by Camden in connection with the defense of any act, suit or proceeding arising out of the foregoing. Camden makes no written or expressed warranties or representations regarding its abilities, skills, knowledge or time commitment to the company. Camden will provide certain services on a best efforts basis as available. Camden is held harmless from any express or implied claims made by The company regarding any representation or inducement to enter into this agreement, or to the delivery of the compensation which is outlined in this agreement.

11. Other Transactions

A. A Business Opportunity shall include the merger, sale of assets, consolidation or other similar transaction or series or combination of transactions whereby the Company or its subsidiaries, both transfer to a third entity or person, assets or any interest in its business in exchange for stock, assets, securities, cash or other valuable property or rights, or wherein they make a contribution of capital or services to a joint venture, commonly owned enterprise or venture with the other for purposes of future business operations and opportunities.

B. To be a Business Opportunity covered by this section, the transaction must occur during the term of this Agreement, or during the period of one (1) year after the expiration of this Agreement. In the event this paragraph shall apply, any Transaction Fee due shall be based upon the net value of the consideration, securities, property, business, assets or other value given, paid, transferred or contributed by, or to the Company, and shall be equal to eight percent (8%) of the consideration for the acquisition, merger or purchase. Unless otherwise mutually agreed in writing prior to the closing of any Business Opportunity, the Transaction Fee shall be paid in cash or in kind at the closing of the transaction. This fee shall be paid to Camden for those companies or opportunities which it directs to The company which are merged, purchased, or introduced to The company.

13. Entirety

This instrument sets forth the entire agreement between THE COMPANY and Camden on behalf of The Company. No promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. Should any provision of this Agreement be void or unenforceable, the rest of this Agreement shall remain in full force. This Agreement may not be cancelled, altered, or amended except in writing.

APPROVAL AND ACCEPTANCE

National Healthcare Technology Inc

READ AND ACCEPTED this 8th day of January, 2006


                                        Signed: /s/
                                                --------------------------------
                                                By its authorized agent

Camden Holdings Inc

READ AND ACCEPTED this 8th day of January, 2006


                                        Signed: /s/
                                                --------------------------------
                                                Title: By its authorized
                                                Agent